EXHIBIT 99.1
Press Release of CoaLogix Inc. dated September 8, 2009

CoaLogix Announces Additional Facility in Charlotte

CoaLogix Subsidiary Leases Over 140,000 Square Feet to Support Demand

Charlotte, NC – September 8, 2009 — CoaLogix Inc., a leader in holistic and environmental technologies for electric utilities, today announced that its SCR-Tech, LLC subsidiary plans to begin operating a second manufacturing, warehousing and research and development facility  in Charlotte, NC.  SCR-Tech will lease over 140,000 square feet of space at 11707 Steele Creek Road staged over the next 12 months. CoaLogix expects the new facility to begin operations during the first half of next year and will be able to service its continued growth while providing additional capacity for new and existing customers.

CoaLogix will provide a significant impact to the local economic environment with this expansion. CoaLogix will make a significant capital investment in the expansion and will create approximately 60 jobs, indicating its confidence in the business climate and knowledge-based workforce. In addition, SCR-Tech will receive both state and local government incentives that help provide financial assistance, stimulate new economic activity and create new jobs.

CoaLogix’s decision for SCR-Tech to lease additional space is in response to the increased demand for its services and products.  CoaLogix provides innovative solutions for clean energy production, with a focus specifically on cost-effective emissions control solutions for the coal and gas fired power generation industry.  CoaLogix is a leader in SCR catalyst regeneration, a technology used by power plants to reduce nitrous oxide (NOx) emissions.  CoaLogix’s NOxAssure program is an innovative, quick response service to provide power generating utilities SCR catalyst at lower cost and faster turnaround times.

According to Bill McMahon, CEO of CoaLogix:  “We have experienced remarkable growth in our business, requiring the investment in an additional facility and expanded workforce.  The incremental space will provide the opportunity for technology advancements, increased laboratory facilities and production capacity for our current and future customer demands.  We are excited that we are able to select Charlotte for our expansion needs and to continue supporting the local economy.”

About CoaLogix

CoaLogix is focused on providing cutting edge services to coal-fired generating facilities to reduce their environmental footprint through technology, optimization and efficiency improvements.  CoaLogix owns SCR-Tech, LLC which is a leading provider of selective catalytic reduction (SCR) management services and catalyst regeneration technologies used by coal-fired power plants to reduce nitrogen oxides (NOx) emissions. Currently, coal-fired power plants contain approximately $1 billion of catalyst in their SCR systems.   CoaLogix integrates leading-edge technologies, a highly-skilled workforce, and more than 160 years of combined senior management experience in the environmental and power generation industries to provide innovative, cost-effective solutions that help our customers achieve and maintain compliance with increasingly stringent environmental regulations. CoaLogix is owned by Acorn Energy, Inc. and EnerTech Capital.

About Acorn Energy

Acorn Energy, Inc. is a publicly traded holding company (NASDAQ: ACFN) with equity interests in CoaLogix, Coreworx, DSIT and Gridsense. These companies leverage advanced technologies to transform and upgrade the energy infrastructure around the world. Acorn companies are focused on three problems in the energy sector: improving the efficiency of the energy grid, reducing the risk for owners of large energy assets, and reducing the environmental impact of the energy sector. Acorn's strategy is to take primarily controlling positions in companies led by great entrepreneurs. For more information visit http://www.acornenergy.com.

About EnerTech Capital

EnerTech Capital is a pioneer in the CleanTech space and has been successfully investing in energy and clean energy technology companies since 1996. The Firm brings a practical, proven and seasoned approach to its investment activities while focusing on early to expansion stage opportunities that dramatically improve the profitability of producing, transporting/transmitting or consuming fuels/power.  EnerTech is located in Philadelphia and Toronto.  For more information visit www.enertechcapital.com.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties.  These risks and uncertainties include competition in the market for catalyst and regeneration and possible adverse changes in governmental regulations affecting utilities’ need for catalyst.  For disclosure of additional risks and uncertainties which may affect CoaLogix's business and prospects and Acorn Energy, Inc.’s business generally, see the information under "Risk Factors" in Acorn Energy's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

For more information about CoaLogix, call (704) 827-8933, email info@CoaLogix.com or visit www.CoaLogix.com.

Press Contact:
Lloyd Swaringer
Marketing Manager
les@CoaLogix.com
704-812-4068 direct